Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, May 3, 2022

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FIRST QUARTER 2022 RESULTS

Highlights:
•Q1 2022 revenues increased 13.0% over Q1 2021 due to a 7.2% increase in consolidated shipments primarily as a result of an 18.7% increase in Americas lift truck shipments
•Comparable revenues, favorable sales mix and the reinstatement of tariff exclusions led to improved Q1 2022 gross margins compared with Q4 2021
•Q1 2022 results were better than expected in the Q4 2021 earnings release, but remained unprofitable with a consolidated operating loss of $18.3 million and a consolidated net loss of $25.0 million due to the following:
◦Material and freight cost inflation, unfavorable manufacturing variances resulting from component shortages, charges of $3.2 million to establish reserves on Russian inventory and receivables, increased operating expenses, and
◦Valuation allowances taken in 2021 that result in zero tax benefits on jurisdictions with losses but income tax expense in jurisdictions with income
•Lift Truck market growth rates moderated from early 2021 levels yet remain strong
•Q1 2022 lift truck bookings continue to exceed shipments as production continued to be disrupted by component shortages due to supplier and logistics constraints despite a reduced number of individual supplier issues
•Although Q2 2022 Lift Truck segment consolidated operating and net losses are expected to be greater than Q1 2022 due to inflation in backlog costs and adverse product mix, in Q3 and Q4 2022, as the Lift Truck segment works through its low-margin backlog, margins are expected to improve in each successive quarter, which in turn is expected to lead to a significantly lower operating loss in the third quarter and strong operating profit in the fourth quarter of 2022, and in 2023. However, results for the remainder of 2022 are expected to be lower than expected in the Q4 2021 earnings release due to higher material inflation resulting from the Russia/Ukraine conflict
•For Q1 2022, Bolzoni reported a return to profitability and expects continued improvement in the remainder of 2022
•Nuvera 2022 operating results expected to improve due to the absence of impairment charges recognized in 2021 and expected lower production costs

    Cleveland, Ohio, May 3, 2022 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $827.6 million, an operating loss of $18.3 million and a net loss of $25.0 million, or a loss of $1.48 per share, for the first quarter of 2022 compared with consolidated revenues of $732.2 million, operating profit of $3.1 million and net income of $5.6 million, or $0.33 per share, for the first quarter of 2021.

Segment Financial Results

Summary results for the Company's three business segments were as follows for the first quarter of 2022 and 2021:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q1 2022	Q1 2021	Q1 2022	Q1 2021	Q1 2022	Q1 2021
Revenues	$779.1	$690.9	$95.1	$79.5	$0.6	$—
Gross Profit (Loss)	$85.9	$105.4	$18.8	$16.4	$(1.9)	$(3.3)
Operating Profit (Loss)	$(10.7)	$12.2	$2.1	$0.8	$(8.1)	$(9.8)
Net Income (Loss)	$(9.9)	$8.2	$1.3	$0.6	$(8.1)	$(3.8)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business. Tax adjustments that are primarily related to the Hyster-Yale Group net income (loss) above have been booked in eliminations.

Hyster-Yale Group Results
    Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021	Quarter Ended March 31, 2021
Unit Shipments	23,900	26,700	22,300
Unit Bookings	35,900	33,200	42,400
Unit Bookings $ Value	$950	$870	$970
Unit Backlog**	114,100	105,300	60,700
Unit Backlog $ Value**	$3,170	$2,880	$1,520
** March 31, 2022 Unit Backlog and Unit Backlog $ Value have been reduced by 3,200 units and $54 million, respectively, to remove orders from Russian dealers which the Company no longer expects to fill.

    Effective in the first quarter of 2022, third-party industry data historically used to report market changes is now being issued one quarter in arrears. As a result, actual industry data for the first quarter of 2022 will not be available until the Company reports its second quarter 2022 results. Comments in this release about the 2022 first quarter industry are based on the Company's understanding of what transpired in the market and are not based on reported third-party data, which could differ from the Company's estimates.
The global lift truck market appears to have remained relatively robust in the first quarter of 2022. As a result, bookings in the first quarter of 2022 were still at very robust levels, but the Company had fewer bookings than in the historically high prior-year first quarter. The Company is focused on keeping the pricing of new bookings close to target margins based on anticipated costs at the time of expected production. The average bookings sales price per unit increased compared with both the 2021 fourth quarter and the prior-year quarter because the Company continued to increase prices to offset material and freight cost inflation. These increased prices in turn translated into an increase in the current average sales price per unit of backlog in the 2022 first quarter over the respective prior periods as well.
First-quarter unit shipments increased compared with the prior-year first quarter since the Company has increased production rates and since component shortages caused by ongoing global supply chain and logistics constraints have had a moderately reduced impact. However, ongoing supply chain constraints of certain critical components resulted in fewer shipments than in the fourth quarter of 2021. With higher bookings and lower shipments than in the 2021 fourth quarter, the Company's already historically high backlog level continued to increase, which further extended delivery lead times.
In this context, Lift Truck segment revenues increased 12.8% in the first quarter of 2022 compared with the first quarter of 2021. The improvement in revenue was primarily due to the favorable effect of price increases put in place to mitigate the impact of material and freight cost inflation, as well as higher unit and parts volumes in the Americas and EMEA segments, mainly from a 2,300 unit increase in shipments due to higher sales of Class 2 and Class 3 electric warehouse trucks and lower-capacity Class 5 internal-combustion engine trucks. These improvements were partially offset by unfavorable currency movements of $14.0 million, due to a strengthening U.S. dollar, and lower unit and parts volumes in JAPIC.

Geographic Segment Results

(in millions, except units)	Americas(1)		EMEA(1)		JAPIC(1)
	Q1 2022	Q1 2021	Q1 2022	Q1 2021	Q1 2022	Q1 2021
Unit Shipments	14,600	12,300	6,500	6,500	2,800	3,500
Revenues	$557.7	$459.7	$169.7	$170.7	$51.7	$60.5
Gross Profit	$67.0	$75.3	$14.4	$23.5	$4.5	$6.6
Operating Profit (Loss)	$4.4	$14.6	$(11.4)	$0.1	$(3.7)	$(2.5)
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Ongoing parts shortages and supply chain disruptions continued to constrain the Company's production of lift trucks in the first quarter, although the Company did generate higher revenues. Nevertheless, the Lift Truck business generated an operating loss of $10.7 million compared with operating profit of $12.2 million in the first quarter of 2021. The substantial decline in results was mainly attributable to a decrease in gross profit in all three geographic segments, most significantly in EMEA and JAPIC, as well as higher operating expenses in the Americas and EMEA. Gross profit declined primarily as a result of an $18.5 million increase in manufacturing costs over the 2021 first quarter as component shortages had a severe impact on the Company's ability to produce and ship products from the backlog. Additionally, cost increases of $50.1 million, net of price increases of $43.9 million, resulting from significant material cost and freight inflation for trucks already in the backlog, and a shift in sales mix to lower-margin lift trucks, as well as unfavorable currency movements of $7.8 million, also contributed to the reduction in gross profit. The realization of higher margins on parts sales and higher unit volumes only partly offset the significant increase in manufacturing, material and freight costs. The Company also recorded charges totaling $2.5 million in the Lift Truck segment to establish reserves for Russian inventory and receivables.
While all three of the geographic Lift Truck segments were affected by unfavorable increases in material and freight costs and supply chain constraints in the 2022 first quarter, the Americas segment was less affected than the EMEA segment. In the Americas, first-quarter 2022 revenues increased 21.3% over the prior-year quarter as a result of price increases implemented to offset material and freight cost inflation and higher unit and parts volumes, as well as a shift in sales to higher-priced products. Operating profit decreased to $4.4 million in the first quarter of 2022 from $14.6 million in the prior-year first quarter, but improved significantly over the 2021 fourth-quarter operating loss. Benefits from higher unit and parts volumes, as well as $3.5 million of favorable retroactive tariff exclusion adjustments for certain components imported from China, were more than offset by an increase in material and freight costs of $40.5 million, net of price increases of $40.8 million, higher manufacturing costs of $13.6 million resulting from inefficiencies associated with component shortages that constrained the Americas' ability to build products, a shift in sales mix to lower-margin lift trucks and modestly higher operating expenses.
First-quarter 2022 EMEA revenues were comparable to the 2021 first quarter as benefits from higher unit and parts volumes and price increases were offset by unfavorable foreign currency movements. EMEA reported an operating loss of $11.4 million compared with operating profit of $0.1 million in the first quarter of 2021. The lower results were primarily due to higher material and freight costs of $8.1 million, net of price increases of $1.6 million, higher manufacturing costs due to production delays of $3.6 million and an increase in operating expenses. The establishment of reserves totaling $2.5 million on Russian-related inventory and receivables also contributed to the lower EMEA results.
The JAPIC segment's operating loss increased to $3.7 million in the first quarter of 2022 from an operating loss of $2.5 million in the first quarter of 2021. The lower results were due to a decrease in gross profit resulting from lower unit and parts volumes, higher material and freight costs and additional manufacturing costs. Lower operating expenses partly offset the reduction in gross profit.
Overall, the Lift Truck segment's first quarter 2022 operating loss reflects the impact of the market forces discussed in the 2021 fourth-quarter outlook, but the results are substantially better than expected at that time. The net loss reflects the decision made in the second half of 2021 to record valuation allowances against certain losses.

Hyster-Yale Group Strategic Perspective
In the remainder of 2022, the Company expects the global lift truck market to continue to decline from the historical highs of 2021, in part due to the impact of the Russia/Ukraine conflict, but remain above pre-pandemic levels. As a result of this market outlook, the Lift Truck business is anticipating a substantial decrease in bookings during the remainder of 2022 compared with 2021, with the rate of decrease expected to moderate in the fourth quarter.
During 2021, the Company experienced production and shipment levels which were substantially lower than its objectives due to supply chain logistics constraints and component shortages. Some moderation in the number of suppliers with shortages occurred in the first quarter of 2022, but shortages are anticipated to continue throughout 2022, and possibly escalate again in light of the Russia/Ukraine conflict. Nevertheless, full-year shipments are currently expected to increase significantly in 2022 over 2021 given the Company's robust backlog and actions put in place to mitigate the impact of the supply chain constraints and shortages, but with the expectation that supplies of products or commodities are not constrained further as a result of the Russia/Ukraine conflict and recent COVID lockdowns in China.
Prior to the Russia/Ukraine conflict, there were signs that material costs had peaked. However, as a result of that conflict, significant additional material and freight cost inflation is expected to keep the cost of components higher in 2022 than in 2021 and not moderate as previously expected. In light of cost inflation in 2021 and what is now expected in 2022, the Lift Truck business implemented several price increases in 2021 and in the first quarter of 2022, but many of the orders in the backlog slotted for production in the second and third quarters of 2022 do not reflect the full effect of all these price increases. On the other hand, new bookings are being made at close to target margins based on expected future costs at the time of expected production. Further the renewal of tariff exclusions is expected to partly offset the anticipated higher material cost inflation in the backlog over the remainder of 2022. As a result, the Company expects to experience lower margins in the second quarter of 2022 compared with the first quarter of 2022 due to the lag between when unit price increases go into effect and when revenue is realized as the units are shipped. Margins are then expected to increase over the second half of 2022 with much stronger margins in the fourth quarter when the higher-margin, already-booked trucks, and trucks anticipated to be booked, are expected to be produced and shipped. In the meantime, the Company expects to continue to work aggressively to manage component availability in order to increase production rates, and continue to adjust prices as costs change. As a result of these factors, the Lift Truck business expects larger operating and net losses in the second quarter, moderated operating and net losses in the third quarter and substantial profit in the fourth quarter. Overall, the Russia/Ukraine conflict, on a net basis, has reduced prospects for the remaining quarters of 2022, particularly in the expectations for EMEA's second and third quarters, but has not changed the overall pattern of quarterly improvement expected in the second half of 2022.
From a broader perspective, Hyster-Yale Group has three core strategies that are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance as it emerges from the current period of mismatch of costs and pricing. The first is to provide the lowest cost of ownership while enhancing customer productivity. The primary focus of this strategic initiative is the new modular and scalable product projects, which are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers, including low-intensity applications. Additional to this are key projects geared toward electrification of trucks for applications now dominated by internal combustion engine trucks, automation product options and providing telemetry and operator assist systems. The second core strategy is to be the leader in the delivery of industry- and customer-focused solutions. The primary focus for this strategic initiative is transforming the Company's sales approach by using an industry-focused approach to meet its customers' needs. The third core strategy is to be the leader in independent distribution. The main focus of this strategic initiative is on enhancing dealer and major account coverage, dealer excellence and ensuring outstanding dealer ownership globally.
As a result of these core strategies, the increased shipment volume potential of the current backlog and expected bookings in 2022, enhanced prices and the renewal of tariff exclusions, the Lift Truck business expects to move from the significant operating loss in the first quarter of 2022 to substantial operating profit in the fourth quarter, with the fourth-quarter profit expected to more than offset the losses in the first nine months of 2022. Over this period, the Company is projecting the stabilization of product and transportation costs and continued improvement in component and logistics availability, although this could change if the availability of commodities and/or components is seriously affected as a result of the ongoing Russia/Ukraine conflict and the recent lockdowns in China. The Company is also anticipating the continued introduction of additional modular and scalable product families and the continued implementation of cost-savings initiatives over this period and in the longer term. Overall, as the Company's strategic programs mature, as costs and prices come in line over 2022 and 2023, and as production volumes increase, the Lift Truck business is expected to have a strong operating profit and net income in the fourth quarter of 2022 and in 2023.

Bolzoni Results
Bolzoni's revenues for the 2022 first quarter increased 19.6% to $95.1 million from $79.5 million in the 2021 first quarter primarily as a result of higher sales volumes, price increases implemented to offset material and freight cost inflation and a shift in sales to higher-priced products.
Bolzoni's operating profit increased to $2.1 million in the first quarter of 2022 from $0.8 million in the first quarter of 2021 due to a 14.6% improvement in gross profit, partly offset by a moderate increase in operating expenses, as well as charges totaling $0.7 million for the establishment of reserves on Russian-related receivables and business closure. The gross profit improvement was the result of increased unit volumes of higher-margin products partially offset by higher material and freight costs, net of price increases.

Bolzoni Strategic Perspective
Bolzoni has a small operation in Russia which is in the process of closing. As a result of adjusting its operations for the Russia/Ukraine conflict and adapting to the additional material inflation caused by the conflict, Bolzoni expects operating profit and net income in the second quarter of 2022 to be lower than the 2022 first quarter, but significantly higher than the loss realized in the prior-year second quarter. Over the second half of 2022, Bolzoni expects component shortages to moderate and the timing of pricing actions to permit improving operating profit in the third and fourth quarters. As a result, Bolzoni expects sizeable, but moderately lower than previously anticipated, operating profit and net income in 2022 compared with operating and net losses in 2021.
Bolzoni continues to focus on implementing its "One Company - 3 Brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations. Bolzoni is working to increase its Americas business by strengthening its ability to serve key attachment industries and customers in the North America market through the introduction of a broader range of locally produced attachments with shorter lead times, while continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant. Bolzoni is also increasing its sales, marketing and product support capabilities both in North America and Europe based on an industry-specific approach, with an immediate focus on the paper, beverage, appliance, third-party logistics and automotive industries.

Nuvera Results
Nuvera's revenues increased to $0.6 million in the first quarter of 2022 primarily as a result of sales of fuel cell engines. Nuvera continued to focus on increasing its sales pipeline for its 45kW and 60kW engines in all major geographic areas by implementing its commercial programs. Despite an accelerating demonstration pipeline, the COVID-19 pandemic and slow customer adoption of fuel cells have delayed bookings, manufacture and shipment of orders for Nuvera's larger engines.
Nuvera's first-quarter 2022 operating loss decreased to $8.1 million from $9.8 million in the first quarter of 2021. The lower operating loss was primarily due to improved margin from lower production costs in 2022. The net loss reflects the absence of a gain on sale of $4.6 million recognized in the prior year and the decision to record valuation allowances against certain losses as determined in the prior year.

Nuvera Strategic Perspective
Nuvera continues to focus on applying its 45kW and 60kW engines, which were both released for sale late in 2020, in niche, heavy-duty vehicle applications with expected near-term significant fuel cell adoption potential. As a result of these releases, Nuvera accelerated its 45kW and 60kW engine commercialization operations for the global market. In 2022, Nuvera expects to continue to focus on ramping up demonstrations, quotes and bookings of these products. In addition, Nuvera has initiated development of a new 125kW engine and continues to focus on applications in the forklift truck market. Excluding the impact of the inventory valuation and fixed asset impairment charges taken in 2021, the Company expects moderately reduced losses at Nuvera in 2022 as a result of enhanced fuel cell shipments.

Consolidated Outlook
Given the continued component shortages due to supply chain constraints, significant material and freight cost inflation, and, more recently, the impact of the Russia/Ukraine conflict, as well as continued losses at Nuvera and the lack of tax offsets against pre-tax losses for the Lift Truck business and Nuvera, the Company, on a consolidated basis, expects a larger net loss in the second quarter than in the 2022 first quarter, a lower but still substantial net loss in the third quarter and substantial net income in the fourth quarter of 2022. However, the fourth-quarter net income is not expected to offset the losses generated in the first nine months. Generally, results in the remaining three quarters of 2022 are expected to be lower than at the time of the 2021 fourth quarter earnings release, mainly due to the Russia/Ukraine conflict. These expectations are based on the expected reasonable resolution of component shortages and relative stabilization of material and freight costs.
The Company is managing 2022 capital expenditures, operating expenses and its production plans in a manner designed to protect liquidity. Capital expenditures are expected to be approximately $29 million in 2022. The Company has implemented a program of strict controls over operating expenses to reduce cash outflow, including delays in the timing of certain strategic program investments. While the Company expects over time to make these capital expenditures and investments in the business, maintaining liquidity will continue to be a priority. During 2021 and early 2022, the Company's ability to build and ship trucks was significantly constrained by parts shortages of certain critical components while the remaining components needed to build trucks were received and added to inventory, causing inventory levels to increase substantially. In this context, the Company expects to reduce inventory significantly by using current inventory to build trucks for which production has been significantly delayed due to critical parts shortages and receiving components as they are needed for production.
At March 31, 2022, the Company's cash on hand was $65.1 million and debt was $479.0 million compared with cash on hand of $65.5 million and debt of $518.5 million at December 31, 2021. During the first quarter of 2022, the Company implemented a dealer advance deposit program on orders, which contributed to the reduction in debt levels. As of March 31, 2022, the Company had unused borrowing capacity of approximately $218 million under the Company's revolving credit facilities compared with $165 million at December 31, 2021.
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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, May 4, 2022 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/1990075 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through May 11, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding strategic initiatives can also be found in the Company's Q1 2022 Investor Deck that will be made available on the Company's website.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as supplemental non-GAAP disclosures of operating results. Adjusted EBITDA does not represent operating profit (loss) or net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines Adjusted EBITDA as income before goodwill and fixed asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products, (3) delays in manufacturing and delivery schedules, (4) customer acceptance of pricing, (5) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, as well as armed conflicts, including the Russia/Ukraine conflict, and their regional effects, (6) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (7) impairment charges or charges due to valuation allowances, (8) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of an economic recession, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (11) the successful commercialization of Nuvera's technology, (12) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) customer acceptance of, changes in the costs of, or delays in the development of new products, (15) introduction of new products by, or more favorable product pricing offered by, competitors, (16) product liability or other litigation, warranty claims or returns of products, and (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2022	2021
	(In millions, except per share data)

Revenues	$827.6	$732.2
Cost of sales	726.4	613.8
Gross Profit	101.2	118.4
Selling, general and administrative expenses	119.5	115.3
Operating Profit (Loss)	(18.3)	3.1
Other (income) expense
Interest expense	5.1	2.8
Income from unconsolidated affiliates	(2.9)	(2.0)
Other, net	0.8	(6.2)
Income (Loss) before Income Taxes	(21.3)	8.5
Income tax provision	2.9	2.4
Net income attributable to noncontrolling interests	(0.8)	(0.5)
Net Income (Loss) Attributable to Stockholders	$(25.0)	$5.6

Basic and Diluted Earnings (Loss) per Share	$(1.48)	$0.33

Basic Weighted Average Shares Outstanding	16.849	16.810
Diluted Weighted Average Shares Outstanding	16.849	16.842

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	6/30/2021	9/30/2021	12/31/2021	3/31/2022	LTM 3/31/2022
	(In millions)
Net Income (Loss) Attributable to Stockholders	$1.9	$(77.2)	$(103.3)	$(25.0)	$(203.6)
Impairment charges	—	10.0	55.6	—	65.6
Noncontrolling interest income (loss)	0.4	0.4	(11.5)	0.8	(9.9)
Income tax provision (benefit)	(2.4)	20.5	7.8	2.9	28.8
Interest expense	3.8	4.1	4.8	5.1	17.8
Interest income	(0.1)	(0.1)	(0.3)	(0.2)	(0.7)
Depreciation and amortization expense	11.6	11.4	11.5	11.1	45.6
Adjusted EBITDA*	$15.2	$(30.9)	$(35.4)	$(5.3)	$(56.4)

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income (loss) before Goodwill and fixed asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2022	2021
	(In millions)
Revenues
Americas	$557.7	$459.7
EMEA	169.7	170.7
JAPIC	51.7	60.5
Hyster-Yale Group	$779.1	$690.9
Bolzoni	95.1	79.5
Nuvera	0.6	—
Eliminations	(47.2)	(38.2)
Total	$827.6	$732.2

Gross profit (loss)
Americas	$67.0	$75.3
EMEA	14.4	23.5
JAPIC	4.5	6.6
Hyster-Yale Group	$85.9	$105.4
Bolzoni	18.8	16.4
Nuvera	(1.9)	(3.3)
Eliminations	(1.6)	(0.1)
Total	$101.2	$118.4

Operating profit (loss)
Americas	$4.4	$14.6
EMEA	(11.4)	0.1
JAPIC	(3.7)	(2.5)
Hyster-Yale Group	$(10.7)	$12.2
Bolzoni	2.1	0.8
Nuvera	(8.1)	(9.8)
Eliminations	(1.6)	(0.1)
Total	$(18.3)	$3.1

Net income (loss) attributable to stockholders
Americas	$1.1	$9.5
EMEA	(7.0)	0.9
JAPIC	(4.0)	(2.2)
Hyster-Yale Group	$(9.9)	$8.2
Bolzoni	1.3	0.6
Nuvera	(8.1)	(3.8)
Eliminations	(8.3)	0.6
Total	$(25.0)	$5.6

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2022	2021
	(In millions)
Net cash provided by (used for) operating activities	$59.1	$(47.1)
Net cash provided by (used for) investing activities	(9.3)	9.5
Cash Flow Before Financing Activities	$49.8	$(37.6)

	March 31, 2022	December 31, 2021
	(In millions)
Debt	$479.0	$518.5
Cash	65.1	65.5
Net Debt	$413.9	$453.0